Exhibit 99.1

Net Element Announces Two Financings Totaling Up To $24.5 Million

MIAMI – May 1, 2015 – Net Element, Inc. (NASDAQ: NETE) (“Net Element” or the “Company”), a global technology provider in mobile payments and value-added transactional services today announced it has entered into definitive agreements with a qualified institutional buyer and certain institutional accredited investors for financing transactions that will make an initial amount of $10.5 million and potential additional amounts of up to an additional $14 million available to the Company.

Pursuant to the definitive transaction documents for the first transaction, the Company has issued, as a registered direct offering, $5.5 million of Series A 9% Convertible Preferred Stock. Net Element will receive $5.5 million in gross proceeds at closing of this transaction. This transaction closed on April 30, 2015. Revere Securities LLC acted as the exclusive placement for the first transaction.

Pursuant to the definitive transaction documents for the second transaction, the Company has issued, in reliance on an exemption from registration, $5 million principal amount of senior convertible notes and warrants to purchase shares of its common stock. The transaction closed on April 30, 2015. $5 million of gross proceeds from the second transaction was placed at closing into deposit accounts by the investors. The Company expects to receive $2.5 million of gross proceeds from the escrow accounts 30 days subsequent to receiving stockholder approval of certain share issuances relating to the financing and the satisfaction of certain other equity conditions. The Company expects to receive the remaining balances subsequently thereafter. The Company granted certain registration right to the investors for resale of the securities to be issued upon the conversion or exercise, as applicable, of the convertible notes and warrants.

Additional information regarding these financings may be found in Net Element's Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (SEC) on May 1, 2015, and may be obtained from the SEC's Internet website at http://www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Net Element

Net Element (NASDAQ: NETE) is a global payments-as-a-service, technology provider with an integrated mobile and transactional services platform serving emerging market clients. Its wholly owned subsidiary, TOT Group operates Unified Payments, a U.S. focused transaction processing and value-added services brand, Aptito, a next generation, cloud-based point of sale payments platform and TOT Money, a leading mobile payments service provider that has been ranked in the Top 3 mobile payments providers by Beeline, Russia's second largest telecommunications operator.  Further information is available at www.netelement.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as "continue," "will," "may," "could," "should," "expect," "expected," "plans," "intend," "anticipate," "believe," "estimate," "predict," "potential," and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, whether the proceeds of the transactions described in this press release will be adequate to meet the Company's objectives, whether any of the additional potential financing amounts referenced in the release will materialize or whether Net Element can secure any additional financing and if such additional financing will be adequate to meet the Company's objectives. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Net Element and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to: (i) Net Element's ability (or inability) to obtain additional financing in sufficient amounts or on acceptable terms when needed; (ii) Net Element's ability to maintain existing, and secure additional, contracts with users of its payment processing services; (iii) Net Element's ability to successfully expand in existing markets and enter new markets; (iv) Net Element's ability to successfully manage and integrate any acquisitions of businesses, solutions or technologies; (v) unanticipated operating costs, transaction costs and actual or contingent liabilities; (vi) the ability to attract and retain qualified employees and key personnel; (vii) adverse effects of increased competition on Net Element's business; (viii) changes in government licensing and regulation that may adversely affect Net Element's business; (ix) the risk that changes in consumer behavior could adversely affect Net Element's business; (x) Net Element's ability to protect its intellectual property; (xi) local, industry and general business and economic conditions; (xii) adverse effects of potentially deteriorating U.S.-Russia relations, including, without limitation, over a conflict related to Ukraine, including a risk of further U.S. government sanctions or other legal restrictions on U.S. businesses doing business in Russia. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the most recent annual report on Form 10-K and the subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K filed by Net Element with the Securities and Exchange Commission. Net Element anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Net Element assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law.